UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/26/2007

LeMaitre Vascular, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-33092

Delaware	04-2825458
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

63 Second Avenue
Burlington, MA 01803
(Address of principal executive offices, including zip code)

781-221-2266
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On October 19, 2007, LeMaitre Vascular, Inc. (the "Company") notified The NASDAQ Stock Market ("Nasdaq") that, as a result of the resignation of Guido J. Neels as a director of the Company effective August 8, 2007, the Company was no longer in compliance with Nasdaq Marketplace Rule 4350(c)(1), which requires that a majority of the Company's Board of Directors be comprised of independent directors, and Marketplace Rule 4350(d)(2)(A), which requires that the Company have an audit committee of at least three members, each of whom must be independent.

In response to its notification of Nasdaq, the Company received a Nasdaq Staff Deficiency Letter on October 26, 2007, confirming that the Company is no longer in compliance with Nasdaq's independent director and audit committee requirements.

Consistent with Marketplace Rules 4350(c)(1) and 4350(d)(4), and as confirmed by the Nasdaq Staff Deficiency Letter, Nasdaq will provide the Company with a cure period in order to regain compliance with the Marketplace Rules as follows:

* by the earlier of the Company's next annual shareholders' meeting or August 8, 2008; or

* if the next annual shareholders' meeting is held before February 4, 2008, then no later than February 4, 2008.

The Company is continuing its efforts at identifying a qualified replacement to fill the vacancies left by the departure of Mr. Neels and expects to complete this process and provide evidence of its compliance with the Marketplace Rules to Nasdaq no later than the expiration of the above cure period. If the Company fails to regain compliance within this period, its common stock is subject to delisting upon notification of such a determination by Nasdaq staff, which determination may be appealed.

On October 31, 2007, the Company issued a press release announcing the receipt of the Nasdaq Staff Deficiency Letter. A copy of the press release is included with this report as Exhibit 99.1 hereto and is incorporated herein by reference.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LeMaitre Vascular, Inc.

Date: October 31, 2007	By:	/s/ Christopher H. Martin
Christopher H. Martin
Assistant Secretary

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release dated October 31, 2007.